HOLLYER BRADY SMITH TROXELL
                BARRETT ROCKETT HINES & MONE LLP
                        551 Fifth Avenue
                       New York, NY 10176

                       Tel: (212) 818-1110
                       FAX: (212) 818-0494
                  e-mail: bandebar@aol.com

                         July 12, 2000



     Aquila Cascadia Equity Fund
     380 Madison Avenue, Suite 2300
     New York, New York 10017


     Ladies and Gentlemen:

          You have requested that we render an opinion to Aquila Cascadia Equity Fund (the "Fund"), which was formerly named Short Term Asset Reserves, with respect post-effective amendment No. 16 (the "Amendment") to the Registration Statement of the Fund under the Securities Act of 1933 (the "1933 Act") and No. 20 under the Investment Company Act of 1940 (the "1940 Act") which you propose to file with the Securities and Exchange Commission (the "Commission"). The purpose of the Amendment is to add a new Financial intermediaries Class Shares ("Class I Shares" to the currently existing shares of the Fund, Front-Payment Class Shares ("Class A Shares"), Level-Payment Class Shares ("Class C Shares") and Institutional Class Shares ("Class Y Shares").

          We have examined originals or copies, identified to our satisfaction as being true copies, of those corporate records of the Fund, certificates of public officials, and other documents and matters as we have deemed necessary for the purpose of this opinion. We have assumed without independent verification the authenticity of the documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

          Upon the basis of the foregoing and in reliance upon such other matters as we deem relevant under the circumstances, it is our opinion that the Class A
     Shares, Class C Shares, Class Y Shares and Class I
     Shares of the Fund as described in the Amendment, when issued and paid for in accordance with the terms set forth in the prospectus and statement of additional information of the Fund forming a part of its then effective Registration Statement as heretofore, herewith and hereafter amended, will be duly issued, fully-paid and non-assessable to the extent set forth therein.

          This letter is furnished to you pursuant to your request and to the requirements imposed upon you under the 1933 Act and 1940 Act and is intended solely for your use for the purpose of completing the filing of the Amendment with the Commission. This letter may not be used for any other purpose or furnished to or relied upon by any other persons, or included in any filing made with any other regulatory authority, without our prior written consent.

          We hereby consent to the filing of this opinion with the Amendment.

                                 Very truly yours,

                          HOLLYER BRADY SMITH TROXELL
                          BARRETT ROCKETT HINES & MONE LLP





                               /s/ W.L.D. Barrett
                              by: W.L.D. Barrett